UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2024

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4101 NW 25th Street, Miami, FL	33142
(Address of principal executive offices)	(Zip Code)

(888) 798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PIXY	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2024, ShiftPixy, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with an investor pursuant to which the Company agreed to sell, in a best efforts offering (the “Offering”), an aggregate of 745,000 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), pre-funded warrants to purchase up to 1,658,847 shares of Common Stock (the “Pre-funded Warrants”), Series A common warrants to purchase up to 2,403,847 shares of Common Stock (the “Series A Common Warrants”) and Series B common warrants to purchase up to 2,403,847 shares of Common Stock (the “Series B Common Warrants” and together with the Series A Common Warrants, the “Common Warrants”). The offering price for each share of Common Stock and accompanying Common Warrants is $1.04 per share or $1.0399 per Pre-funded Warrant and accompanying Common Warrants. The Pre-funded Warrants are exercisable immediately, may be exercised at any time until all of the Pre-funded Warrants are exercised in full, and have an exercise price of $0.0001. The Series A Common Warrants are exercisable upon receipt of shareholder approval and will have a term of five years from shareholder approval and have an exercise price of $1.04. The Series B Common Warrants are exercisable upon receipt of shareholder approval and will have a term of two years from shareholder approval and have an exercise price of $1.04.

The gross proceeds to the Company from the Offering are approximately $2.5 million. The Company intends to use the proceeds from the offering for general corporate purposes, including working capital, operating expenses and capital expenditures. The Offering is expected to close on August 27, 2024, subject to the satisfaction of customary closing conditions.

In the Purchase Agreement, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Comon Stock or file any registration statement, or any amendment or supplement thereto for 45 days after the closing date of the Offering, subject to certain exceptions including issuances of restricted stock in connection with the asset purchase agreement with Human Bees, Inc. and the asset purchase agreement with TAC Nexeo Holdings, LLC. In addition, the Company has agreed not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock involving a variable rate transaction (as defined in the Purchase Agreement) for 6 months after the closing date of the Offering, subject to certain exceptions provided in the Purchase Agreement.

Each of the Placement Agency Agreement and the Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the purchasers, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The Company will pay the Placement Agent as compensation a cash fee equal to 7% of the gross proceeds of the Offering plus reimbursement of certain expenses and legal fees.

The securities in the Offering were offered and sold pursuant to the Company’s registration statement on Form S-1 (File No. 333-280566), as amended, which was declared effective by the Securities and Exchange Commission on August 22, 2024.

In connection with the Offering, effective upon shareholder approval, pursuant to an amendment to common stock purchase warrants (the “Warrant Amendment”), the exercise price of an aggregate of 1,403,417 outstanding warrants the Company issued to an investor in July 2022, September 2022, July 2023, October 2023 and March 2024 are reduced to $1.04 and the term of these warrants will be extended such that they will expire on the date that is five years following the date shareholder approval for the amendment is received.

2

The foregoing descriptions of the Series A Common Warrants, Series B Common Warrants, Pre-funded Warrants, Placement Agency Agreement, Purchase Agreement, and Warrant Amendment are qualified by reference to the full text of such documents, which are filed as Exhibits 4.1, 4.2, 4.3, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On August 26, 2024, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Series A Common Warrant
4.2	Form of Series B Common Warrant
4.3	Form of Pre-Funded Warrant
10.1	Form of Placement Agency Agreement
10.2	Form of Securities Purchase Agreement
10.3	Warrant Amendment
99.1	Press Release dated August 26, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFTPIXY, INC.

Date: August 27, 2024	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer

4